Exhibit 10(f)(2)(A)

SECOND AMENDMENT TO

AMERICAN ELECTRIC POWER SYSTEM
SUPPLEMENTAL RETIREMENT SAVINGS PLAN
(as Amended and Restated as of January 1, 2011)

This Second Amendment is made by American Electric Power Service Corporation (“AEPSC”) to the American Electric Power System Supplemental Retirement Savings Plan (the “Plan”), as amended (including the most recent amendment and restatement effective January 1, 2011, signed December 15, 2010, and an amendment thereto signed December 4, 2014.

WHEREAS, the Plan currently defines “Compensation” by listing various types of pay eligible for deferral under the Plan and capping the amount that may be taken into account during each Plan Year at $2,000,000; and

WHEREAS, the Human Resources Committee of American Electric Power Company, Inc. has authorized the prospective removal of the $2,000,000 cap effective for deferrals of Compensation for the 2020 calendar year (including, for example, annual incentive compensation earned in 2020 and payable in 2021); and

WHEREAS, AEPSC would like to add the option for participants to have their Active Account balance distributed to them in 10 annual installments that commence on a date that is deferred by 5 years from the applicable First Date Available or Next Date Available;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 2.8 of the Plan hereby is amended in its entirety to read as follows:

2.8 “Compensation” means a Participant's regular straight time pay, or base salary or wage including any base wage or salary lump sum payment made as part of the Company’s regular compensation program that may be paid in lieu of or in addition to a base wage or salary increase, salary or wage reductions made pursuant to sections 125, 402(e)(3) or 132(f) of the Code and contributions to this Plan, sick pay and salary continuation, overtime pay, shift and Sunday premium payments, safety focus payouts and incentive compensation paid pursuant to the terms of annual incentive compensation plans provided that Compensation shall not include (i) annual incentive compensation attributable to years ending on or before December 31, 2019 in excess of a Plan Year maximum of two million dollars ($2,000,000), (ii) non-annual bonuses (such as but not limited to project bonuses and sign-on bonuses), (iii) severance pay, (iv) relocation payments, (v) employee referral pay, (vi) meal allowance pay, (vii) commissions; or (viii) any other form of additional compensation that is not considered to be part of base salary, base wage, overtime pay or annual incentive compensation. For this purpose, safety focus payouts shall be considered paid pursuant to the terms of an annual incentive plan, although such payouts may be determined and paid on a quarterly basis. Notwithstanding anything stated in the preceding sentences to the contrary, Compensation shall be determined after any deferral thereof pursuant to the American Electric Power System Stock Ownership Requirement Plan, as amended, or pursuant to a pay reduction agreement under the American Electric Power System Incentive Compensation Deferral Plan, as amended.

2.    Section 5.1(b)(1)(C) (setting forth certain distribution options for the amount credited to a Participant’s Active SRSP Account) is hereby amended by adding thereto to clauses (iii) and (iv), such that it shall read as follows effective for distribution elections or changes to distribution elections made on or after such date as the Committee shall designate:

(C) In ten (10) annual installments commencing
(i)    as of the First Date Available; or
(ii)     as of the Next Date Available; or
(iii)     as of the fifth anniversary of the First Date Available; or
(iv)     as of the fifth anniversary of the Next Date Available.

3.    In all other respects, the terms of the Plan are ratified and confirmed.

IN WITNESS WHEREOF, this Amendment has been executed this 30th day of December, 2019.

AMERICAN ELECTRIC POWER SERVICE CORPORATION

By: /s/ Tracy A. Elich
Tracy A. Elich, Vice President - Human Resources

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